SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2007

Northern States Power Company

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On Dec. 7, 2007, Northern States Power Company, a Minnesota Corporation, filed with the North Dakota Public Service Commission (NDPSC), a request to increase electric rates by $20.5 million, representing an overall increase of 14 percent, primarily related to increased capital investments and rising operating costs required to provide service. The request is based on a common equity ratio of 51.77 percent, a return on equity of 11.5 percent and  a jurisdictional rate base of approximately $242 million. If the NDPSC suspends the case, interim rates are proposed to become effective on Feb. 5, 2008, representing an average increase in revenues of 11.49 percent. Final rates are expected to be effective late in the summer of 2008.

See additional information in the news release filed as exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.01	Xcel Energy News Release dated December 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

December 11, 2007